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                                                                      EXHIBIT 11

                                                                     TRANSLATION

CODE OF CONDUCT

OUR VISION

To be the best competitor in the telecommunications and related services industry in such markets in which we participate, a leader in innovative solutions and customer satisfaction.

OUR MISSION

To have a material growth over the industry through own resources and strategic alliances, and maintain a financial strength, with the commitment to have the best human team.

OUR IDENTITY

      -     Customer Services (Inside/Outside)
            Treat customers in the same way we would like to be treated.

      -     Teamwork
            One team, one goal

      -     Agility
            Anticipation, customers do not wait.

      -     Commitment
            Do it, but do it right.

      -     Results
            No excuses

      -     Everything with passion
            Our belief

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                                TABLE OF CONTENTS

INTRODUCTION

CHAPTER ONE
PERFORMANCE OF CODE DUTIES, WORKPLACE AND GENERAL RULES

Section I: Scope of the Code of Conduct
Section II: The Importance of Our People
Section III: Respectful Treatment
Section IV: Respect for Other People's Belongings
Section V: Purchase and Sale of Goods and Food
Section VI: Dress Code
Section VII: Use of Language and Threats
Section VIII: Meals
Section IX: Punctuality
Section X: Working Tools
Section XI: Updated Files
         Section 11.01 Borrowing from INFONAVIT and FONACOT
Section XII: MAXCOM Identification
Section XIII: Tobacco, Alcohol and Drugs
Section XIV: Harassment

CHAPTER TWO
PROPRIETARY AND CONFIDENTIAL INFORMATION

Section XV: General Information and Commercial Secrets
Section XVI: Confidential Information
Section XVII: Precise and Accurate Reports
Section XVIII: Internal Communications
Section XIX: Press Releases
Section XX: Information Regarding Employees

CHAPTER THREE
ACCOUNTING AND PAYMENT PRACTICES

Section XXI: Corruption and Payments
         Section 21.01 Fraud
         Section 21.02 Accounting and Commercial Practices
         Section 21.03 Political Contributions
         Section 21.04 Money Laundering

CHAPTER FOUR
ACQUISITION POLICIES

Section XXII: Acquisitions
Section XXIII: Dealing with Suppliers

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CHAPTER FIVE
CONFLICTS OF INTERES AND INSIDE INFORMATION

Section XXIV: Conflicts of Interest
         Section 24.01 Interest in Other Business
         Section 24.02 Outside Employment
         Section 24.03 Gifts and Other Types of Compensation
         Section 24.04 Transactions Involving Employees' Family
Section XXV: Personal Trading and Investments

CHAPTER SIX
ANTITRUST

Section XXVI: Antitrust

CHAPTER SEVEN
INTELLECTUAL PROPERTY AND COPYRIGHTS

Section XXVII: Intellectual Property Rights and Copyrights
Section XXVIII: E-Mail and Internet
Section XXIX: Login and Passwords

CHAPTER EIGHT
ENVIRONMENTAL POLICY

Section XXX: Environmental Policy
Section XXXI: Responsibility

CHAPTER NINE
COMPLIANCE WITH THE CODE OF CONDUCT

Section XXXII: Compliance with the Code of Conduct

CHAPTER TEN
OUR STRENGTHS

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INTRODUCTION

Our identity leads us the path to be followed in our daily behavior, we treat our customers in the same way in which we would like to be treated, we work as a team with one and the same goal, we are agile enough to anticipate the needs of our customers, we are committed to everything we do and try to do it right, we provide results with no excuses, we put our soul into what we do and our belief is to have passion in everything we do.

In MAXCOM, we build success over sound basis and believe that our integrity and conduct are a material part to attain our goals.

This Code of Conduct will help us to regulate our actions, acts and decision-making process as part of our professional life, always sticking to integrity, ethics, and honesty, respect, justice and fairness principles.

For all of us that form part of the MAXCOM family, the knowledge and performance of this Code constitute a commitment and a responsibility, regardless of seniority.

By truly complying with this Code, we respond to the trust placed on us by our associates and shareholders. We must act in a responsible way when dealing with our customers, suppliers and/or competitors.

CHAPTER ONE

PERFORMANCE OF CODE DUTIES, WORKPLACE AND GENERAL RULES

SECTION I: SCOPE OF THE CODE OF CONDUCT.

This Code of Conduct provides standards of behavior to be complied with every person having a direct or indirect relationship with MAXCOM, which shall include but not be limited to:

      -     Directors

      -     Officers and employees of MAXCOM or any of its subsidiaries

      -     Staff of outside firms

      -     Outside counselors

      -     Agents

      -     Sales representatives

      -     Dealers

      -     Contractors

      -     Suppliers

SECTION II: THE IMPORTANCE OF OUR PEOPLE.

We strive to attract the best human talent, individuals that may share experience and knowledge with us, and assist us in attaining our goals. We look for people that may share and live our own identify. We make no distinction on

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the basis of color, religion, gender, age, nationality, disability or the like.
MAXCOM opens its doors to any person that wants to become part of our team.

We are a company interested in the professional and personal growth of all of our teammates that provides training on an ongoing basis to all the staff. We look for inside promotions of our staff, grounding these decisions on commercial strategy principles and personal merit, such as capacity, experience, education, skills and accomplishments.

SECTION III: RESPECTFUL TREATMENT.

We believe that respect, tolerance and justice are essential to maintain appropriate personal and professional relations, and therefore, we shall always treat others in the same manner in which we would like to be treated.

MAXCOM values the different opinions and ways of thinking among human beings, and valuates the same as development and improvement opportunities.

We respect the preferences, tastes and believes inherent to private life, all of which do not form part of our professional relations, and therefore, we refrain from making any statement regarding lifestyle and declare a strong respect for the rights of each individual to think and act based upon its own choices for personal life purposes.

We remind you the importance to act and express ourselves in strict conformity with the truth as part of our labor culture. Lying, cheating or concealing data or facts constitute unacceptable actions that shall be subject to disciplinary actions and penalties in accordance with applicable laws and regulations.

SECTION IV: RESPECT FOR OTHER PEOPLE'S BELONGINGS.

Please remember that by respecting other people's belongings you are promoting a mutual respect culture. Any theft or unauthorized use of other people's belongings constitutes a disloyal act that shall be subject to disciplinary actions.

SECTION V: PURCHASE AND SALE OF GOODS AND FOOD.

It is important to protect our image among our teammates and customers, and therefore, any purchase or sale of goods, food, clothes and the like by employees within our premises is forbidden. Such activities impair the concentration of employees on their duties and obligations.

SECTION VI: DRESS CODE.

We want everybody feels at home, office being an extension of such a pleasant environment. We shall dress in a conservative manner and in conformity with appropriate uses and practices that are generally accepted in each area of our organization.

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Staff having no direct contact with customers shall dress business casual:

Men: Dress pants or kakis with long sleeve shirts and/or short sleeve in summer, without a tie, with jackets or sweaters.

Women: Dress pants or kakis, skirts, casual dress with jackets or sweaters.

Staff having direct contact with outside customers shall dress tie and jacket
(men) or two-piece suits, or a dress with or without jacket (women).

It is important to bear in mind that jeans, short skirts, tight clothes, transparent blouses, low cleavage blouses, short blouses, shorts, sporting gear, athletic shoes, or shoes without socks, are unacceptable under our dress code.

Only those areas that use uniforms consisting of jeans because of the nature of their activities shall use them, provided that ripped, uncolored, tight, and low rise jeans and jeans bearing appliques (women) are unacceptable.

If any doubt exists as to dress code matters, the internal dress code policies shall apply.

SECTION VII: USE OF LANGUAGE AND THREATS.

We strongly disapprove any use of threats, violence or intimidation against any member of our team, regardless of the expression means thereof.

A healthy environment is essential to maintain a nice working environment. In addressing others we must use appropriate and respectful language.

SECTION VIII: MEALS.

We have specific areas within our premises where coffee may be prepared and some snacks may be purchased, all of which may be discretely consumed at working areas.

We further have a cafeteria where any meals requiring preparation may be consumed. Consumption of any meals with odor in the working areas is not permitted; otherwise, our working tools could be damaged and the image of our company could be impaired.

Consequently, any type of food such as tacos, sandwiches, fried meals, and the like may be consumed only at the cafeteria of the Company. Consumption of such type of food on desks, at meeting rooms or in halls, coffee stations or any area other than the cafeteria is forbidden.

Meetings or working sessions may be organized with snacks, provided that the same take place within closed areas and the meals have no odor and cause no damage to the equipment and furniture of the Company.

SECTION IX: PUNCTUALITY.

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MAXCOM considers that compliance with the assigned schedule by all the staff is of paramount importance, and therefore, we are obliged to comply with the same.

If due to unforeseeable circumstances we are unable to show up at office, we must inform the same to our boss immediately, explaining the underlying reasons. Any sickness leave certificate issued by the Mexican Social Security Institute must be immediately forwarded to the Human Resources area.

SECTION X: WORKING TOOLS.

MAXCOM trusts us, and therefore, provide us with working tools that may ease our activities such as computers (desktops and notebooks), vehicles, furniture, copying machines, printers, faxes, mobile phones and/or other working tools. We must be grateful for such trust, and maintain these working tools in proper conditions, provided that we shall be liable for any damage that the same may sustain.

Any utilization and/or disposal of the aforementioned tools for personal purposes are not permitted.

Furthermore, any member of the staff that provisionally utilizes or becomes directly responsible for fixes assets belonging to the Company shall be obliged to maintain them in good condition, and use them in accordance with established procedures, since they are further responsible for such assets.

SECTION XI: UPDATED FILES.

MAXCOM is interested in you. We want to keep all the personal and professional information of our employees up-to-date. Thus, employees shall immediately inform to the Office of the Chief Human Resources Officer the occurrence of any change to personal data, address, education background, family, telephone numbers, received credits, marital status, etc.

      SECTION 11.01 BORROWING FROM INFONAVIT AND FONACOT

      MAXCOM is a Company that complies with applicable laws and regulations established by a number of Authorities, Institutes, Organisms and Agencies to which MAXCOM is subject. Upon joining the Company, employees shall inform to the Office of the Chief Human Resources Officer whether they have received any credit granted by INFONAVIT, FONACOT or any other entity. Employees shall be further obliged to inform the obtainment of any of such credits as long as their labor relationship continues, since employees and MAXCOM acquire obligations to be jointly performed.

      Any failure to perform this obligation by employees constitutes no release of their obligation to immediately repay any amounts resulting from such failure.

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SECTION XII: MAXCOM IDENTIFICATION.

Identification cards shall be worn by employees in a visible place during working hours and within our premises. This allows us to recognize you and always be sure that you are a member of the MAXCOM family.

You should not let other employees or persons to register or sign your entrance and departure times; otherwise, you would commit a serious fault subject to disciplinary actions and sanctions.

In MAXCOM, we strive to personally attend our visitors, and therefore, each of us is responsible for their access, stay and leave. For our own security's sake, it is not possible to receive visitors within our offices for discussing personal matters or any other matter not related to the Company.

SECTION XIII: TOBACCO, ALCOHOL AND DRUGS.

We strive to maintain our image and respect for workmates. Smoking within the premises of the Company is strictly forbidden. There are some predetermined smoking areas.

Consumption of alcoholic beverages is permitted only in case of events organized by the Company or official protocolary celebrations. The Company shall specifically determine the permitted beverages.

Consequently, consumption of alcoholic beverages in any event other than the aforementioned is strictly forbidden.

Consumption, sale, possession, dealing or storage of any type of drugs contravenes our principles, and constitute illegal acts. Thus, we reject any kind of these conducts.

SECTION XIV: HARASSMENT.

Our Company strives to provide a harassment-free environment. We disapprove any indecent proposals, sexual advances, insinuations and inappropriate contact, whether implied or express, regardless of gender, level or type of labor relationship existing between the parties involved in these practices.

We further disapprove any type of act or contact aimed at intimidating or forcing through the use of any kind of threats. In these cases, MAXCOM may provide support and advice in respect of these matters in favor of any victim of such acts or conducts, provided that the corresponding complaint is made through the appropriate channels of the organization.

CHAPTER TWO

PROPRIETARY AND CONFIDENTIAL INFORMATION

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SECTION XV: GENERAL INFORMATION AND COMMERCIAL SECRETS.

The assets of MAXCOM are comprised not only of equipment and assets but also of technology and concepts, valuable ideas, business plans, products and business information.

We believe that the value of information is twofold: as a right and as an obligation.

Thus, we state that everyone is entitled to receive information in a timely manner about the events and decisions that impair or change or Company or its corporate image.

Likewise, we stress that as individuals, regardless of our position and responsibility in the Company, we are obliged to inform to our supervisors, in a timely and proper manner, any discoveries or situations that may impair or affect the corporate image of our Company or change the operation and development of its products or services.

SECTION XVI: CONFIDENTIAL INFORMATION.

All of us must accept that strategic information and proprietary information of MAXCOM constitute a portion of the assets of the Company, and therefore, the same are handled subject to strict confidentiality obligations, including without limitation, any knowledge, process, standard, design, drawing, policy, plan, strategy, skill, characteristic, functioning, particularity, study, or analysis (the "Proprietary Information").

We further consider that any information not publicly disclosed or that may constitute a strategic or commercial aid for competitors or other companies constitute confidential information, regardless of its type, scope or content, as well as any information provided to us by suppliers or customers and labeled as proprietary or confidential information.

Any individual producing, learning or utilizing this type of information, at its exclusive responsibility, shall maintain the same in confidence and under safe conditions, identifying the same as confidential or proprietary information with restricted access, and limiting access thereto only to those persons than need to learn the content thereof in performing their duties.

These obligations to maintain the Proprietary Information shall survive any termination of our professional or labor relationship with MAXCOM.

SECTION XVII: PRECISE AND ACCURATE REPORTS.

Our people is characterized by behaving and acting in a responsible and accurate manner, and therefore, any reports produced by us shall contain accurate and precise information that may ease the processes and ensure the transparency of our actions, regardless that such reports are prepared on commercial strategies, financial reports, plans and promotions, sales, statistics,

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expenses, investments or the like. Any failure to produce such reports in the aforementioned manner that arises out of deceit or negligence shall constitute a violation of the Company's policy and an illegal act.

Concerning our customers, we are committed to provide accurate information about the services and products of MAXCOM, not to induce to error or misrepresent the information in engaging such services or products.

SECTION XVIII: INTERNAL COMMUNICATIONS.

MAXCOM recognizes the Office of the Chief Human Resources Officer, through the Internal Communication area, as the sole and exclusive entity of the Company authorized to establish policies and regulations relating to inside communication.

SECTION XIX: PRESS RELEASES.

Communication forms part of the assets of the Company and is handled subject to strict confidentiality regulations. Thus, we recognize the office of the Chief Executive Officer as the sole and exclusive entity of the Company authorized to maintain relations with communication means.

The Chief Executive Officer of MAXCOM is solely and exclusively entitled, at his discretion, to present any news, comments, statements, reports, analysis, chats, conferences and the like before communication means, shareholders, partners, analysts, investors, financial groups, governmental agencies and any other company or group.

SECTION XX: INFORMATION REGARDING EMPLOYEES.

MAXCOM provides a secure environment, and therefore, any information and documentation collected, utilized and archived about its employees that is utilized for commercial or legal purposes is deemed confidential and proprietary by us, provided that access thereto is limited to such persons requiring the same to perform their duties within our Company.

CHAPTER THREE

ACCOUNTING AND PAYMENT PRACTICES

SECTION XXI: CORRUPTION AND PAYMENTS.

In MAXCOM there are important U.S. shareholders who are subject to the United States Foreign Corrupt Practices Act (the "Act"). We are jointly and severally obliged to comply with this Act, in addition to the penalties and sanctions that may be imposed on the Company and its officers in accordance with Mexican laws.

In complying with this Act, directors, employees, agents, contractors, and associates, as the case may be, shall abide by the following rules:

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      SECTION 21.01 FRAUD:

      In MAXCOM, fraud is a conduct by means of which an economic detriment is infringed to the Company, an unlawful advantage is obtained, or an undue economic benefit is obtained in favor of the same person or third parties through deceit or by taking advantage of third-party errors.

      Anyone who obtains money, securities, assets, services, gifts or any other anything of value by taking advantage of his position or hierarchy in exchange for a promised job, promotion or rise of employees incurs in a fraudulent conduct.

      These practices are not permitted and all the members of the MAXCOM family are committed to file a report upon learning any fraudulent practice or any conduct that departs from internal procedures and policies and might constitute an unlawful act.

      Due to the importance and transcendence that fraud prevention represents to MAXCOM, the Chief Executive Officer or the Chief Human Resources Officer of the Company are the direct lines to inform and report these conducts. These officers shall further receive and attend to other reports on matters different from the aforementioned.

      Anyone who is involved in fraudulent conducts shall be subject to disciplinary actions within the Company, independently from any other penalties or sanctions imposed by applicable laws.

      SECTION 21.02 ACCOUNTING AND COMMERCIAL PRACTICES:

      All the officers, employees and agents of the Company undertake to comply with the generally accepted account rules of the Company, the Act, any other applicable tax and otherwise laws and regulations, and the internal control policies of the Company.

      SECTION 21.03 POLITICAL CONTRIBUTIONS:

      The Company, as a corporate entity, shall not make any contribution to political parties, candidates, referendum campaigns, or bills, unless otherwise permitted by the Law and with the prior consent of the Chief Executive Officer of the Company and the Board of Directors.

      This restriction is not aimed at discouraging employees to contribute to, or become involved with, candidates, political parties, political committees, referendum campaigns or bills, in exercising their political rights. However, if employees decide to support any of such causes, their political activities shall be conducted off the working place and hours and with their own funds. No proselytism activities may be conducted within the premises of the Company.

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      SECTION 21.04 MONEY LAUNDERING:

      Please remember that if any doubt arises in respect of a suspicious transaction and/or unlawful act we must raise the flag for warning purposes and express our concerns to the Offices of the Chief Compliance Officer, the Chief Human Resources Officer, the Comptroller and the General Counsel before completing the transaction.

CHAPTER FOUR

ACQUISITION POLICIES

SECTION XXII: ACQUISITIONS.

We believe that the acquisition of goods or services in the name, and with funds of, the Company is a very sensitive matter.

Therefore, we focus on processing this matter with due care and a critical spirit complying with applicable laws and regulations in the strictest possible way.

SECTION XXIII: DEALING WITH SUPPLIERS.

All the relations of MAXCOM with its suppliers shall be carried out in compliance with applicable policies and procedures, based upon honest, legal, efficient and fair practices.

Our processes are very clear; you should bear in mind that no transactions may be carried out with suppliers that fail to satisfy the formal, legal or otherwise requirements established by MAXCOM in connection with the work, the healthy and safety environment and intellectual property rights.

MAXCOM shall always select suppliers on the basis of open bids, subject to transparent and competitive conditions.

CHAPTER FIVE

CONFLICTS OF INTERES AND INSIDE INFORMATION

SECTION XXIV: CONFLICTS OF INTEREST.

We understand that a conflict of interest may arise when any activity or intention is inconsistent with, contrary to, or impairs the convenience of, the Company.

      SECTION 24.01 INTEREST IN OTHER BUSINESS:

      Employees shall have no direct or indirect interest in a customer, supplier or competitor of the Company that may cause an actual or apparent split loyalty.

      SECTION 24.02 OUTSIDE EMPLOYMENT:

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      Employees are expected to devote their full time and ability to the
      Company's interest during regular working hours.

      We shall refrain from holding outside employments that may interfere or conflict with our responsibilities and duties at the Company.

      If any employee intends to engage in an activity or position that gives rise to no conflict of interest or that causes no interference with his activities and duties, such employee shall not be entitled to complete the engagement without the prior written consent of the Office of the Chief Human Resources Officer and the head of the respective area.

      Under no circumstance shall employees engage in outside employment with, or render professional services to, customers, actual or potential competitors, or suppliers of the Company.

      SECTION 24.03 GIFTS AND OTHER TYPES OF COMPENSATION:

      In order to protect our loyalty to the Company, employees and members of the employees' family may not accept or deliver money, anything of value, gifts, services, donations or a preferential treatment from or to prospective or actual customers and suppliers of the Company.

      Our relationship with supplier is of paramount importance to us.

      We know that each year suppliers try to demonstrate their gratefulness with gifts to recognize the accomplishment of objectives.

      It is important to bear in mind that our policy indicates that we may accept gifts provided that the same create no conflict of interest in connection with the decisions that we make regarding our suppliers.

      The procedure for gift reception is via courier, addressing the same to the individuals that shall have been prior designated to distribute them.

      SECTION 24.04 TRANSACTIONS INVOLVING EMPLOYEES' FAMILY:

      Employees shall not enter into any transactions related to the business of the Company with their relatives, including third-degree blood relatives or in laws.

SECTION XXV: PERSONAL TRADING AND INVESTMENTS.

Purchases and sales of shares, bonds or any other securities or negotiable instruments of the Company by persons having inside information of the Company or non-public information or information obtained by an officer or employee of MAXCOM is strictly forbidden.

CHAPTER SIX

ANTITRUST

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SECTION XXVI: ANTITRUST.

No arrangements or practices with competitors relating to prices for products or other competitive practices or policies are permitted.

Conversations with customers, suppliers or competitors shall circumscribe to the specific negotiations being the subject matter of the conversations.

CHAPTER SEVEN

INTELLECTUAL PROPERTY AND COPYRIGHTS

SECTION XXVII: INTELLECTUAL PROPERTY RIGHTS AND COPYRIGHTS.

MAXCOM respects our laws, and therefore, intellectual property rights (trademarks, trade names, patents, industrial secrets, etc.) and copyrights (software, literary works, musical works, audiovisuals, drawings, etc.) owned by MAXCOM are deemed part of our assets.

All the officers and employees of MAXCOM shall protect and defend the intellectual property rights and copyrights of the Company, using such rights in a responsible manner and in conformity with the guidelines established by the Company in that regard.

SECTION XXVIII: E-MAIL AND INTERNET.

E-mail, Internet and any other communication means of the Company shall be used only for business purposes. Thus, it is understood that any use of e-mail or Internet of MAXCOM to express opinions or send any other type of personal communication is not permitted. Any undue use of these tools is unacceptable and shall be subject to disciplinary actions.

Consequently, any participation in a distribution, generation, printing, storage, etc. of chain letters or advertisement or otherwise materials not related to the nature of the business of the Company is unacceptable.

Any use of the communications means of the Company for receiving, forwarding, and distributing, printing, electronically storing or promoting pornographic or offensive materials is strictly forbidden and shall lead to the taking of disciplinary actions.

SECTION XXIX: LOGIN AND PASSWORDS.

For security purposes, employees shall not provide or disclose the logins and passwords that shall have been assigned to them for performing their duties. Employees shall refrain from using any logins and passwords not formally assigned to them.

CHAPTER EIGHT

ENVIRONMENTAL POLICY

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SECTION XXX: ENVIRONMENTAL POLICY.

The Company conducts its activities with respect for the environment as a matter of policy, manufacturing and promoting products and services with a high quality for its customers.

This will be carried out in a manner that may promote the benefit of current and future communities in which the Company either has, or intends to have, facilities and conducts, or intends to conduct, commercial activities.

The Company and its affiliates, agents and employees shall at all time act as good citizens and exemplary entrepreneurs, in compliance with applicable environmental laws and regulations.

SECTION XXXI: RESPONSIBILITY.

MAXCOM is fully aware of the need to take into account environmental factors in developing business plans, and carrying out transactions and activities in order to protect the environment.

The Offices of the Chief Operating Officer, the Chief Compliance Officer, and the General Counsel establish the programs, guidelines and regulations that will assist us in performing this important social duty.

CHAPTER NINE

COMPLIANCE WITH THE CODE OF CONDUCT

SECTION XXXII: COMPLIANCE WITH THE CODE OF CONDUCT.

Employees of MAXCOM and its subsidiaries shall strictly comply with this Code of Conduct and the rationale behind it.

Since each employee shall be individually responsible for his acts, if any doubt arises such employee may and must look for assistance and advice by contacting his superiors in order to clarify any doubt relating to the performance of the conduct standards. Should an employee believe that his superior is not responding in a proper manner or in violation of this Code of Conduct and applicable laws, such employee shall report the same to the person in the next level of hierarchy, regardless that the same may constitute an unpleasant event. If the violation continues without being cured, employee may contact the Chief Executive Officer to report the suspicious events and concerns.

The Code of Conduct shall be complied with, regardless that we are aware of its content or not. All of us must act in conformity with the loyalty, legality, good faith, respect, responsibility, trust and courtesy rules established herein.

If any particular situation is not covered by the rules hereof, the employees and officers of MAXCOM shall continue obliged to act in conformity with the highest

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standards of corporate behavior, independently from the obligation to comply with internal labor regulations, and applicable laws, regulations and policies.

This Code does not replace the individual labor agreements, collective bargaining agreements, the internal labor regulations, applicable laws, or internal policies but provides the general principles that govern our conduct.

CHAPTER TEN

OUR STRENGTHS

1. CUSTOMER SERVICE:

      - Understand that customer is an essential part in the organization and act accordingly.

      -     Be available for inside and outside customers.

      -     Understand and respond to customer needs.

      -     Meet needs not yet expressed by customers.

      -     Create mechanisms to learn and improve the quality of the service.

2. TEAMWORK:

      -     Cooperate with, and assist, teammates.

      -     Have an open and genuine attitude to learn from teammates.

      -     Express personal satisfaction upon learning teammates' success.

      -     Actively participate in attaining team's goals.

      - Perform the obligations assumed as part of the team, in a timely and proper manner.

3. COMMITMENT:

      -     Work with a personal conviction.

      -     Focus on results of the transaction and the organization.

      -     Accomplish a high performance, always striving to improve.

      - Transmit the goals and objectives to teammates, encouraging them to generate commitment and identification.

      -     Assume no obligation that cannot be performed.

4. RESULTS:

      -     Analyze and solve problems, making appropriate decisions.

      -     Work with predetermined, realistic and challenging objectives.

      -     Take the actions to meet the expectations.

      -     Exceed the objectives.

      -     Solve complex situations in a proper manner.

5. AGILITY:

      -     Be proactive, anticipate situations.

      -     Work with a planned and organized scheme.

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      -     React in an agile way in facing changes.

      -     Make decisions during crisis.

      -     Recognize urgent matters.

6. LEADERSHIP:

      -     Lead the actions of the team to accomplish the objectives.

      -     Improve own skills and promote the growth of teammates.

      -     Provide coaching and feedback.

      -     Handle conflicts and work efficiently.

      -     Manage resources.

7. STRATEGIC VISION:

      -     Search for innovation on an ongoing basis.

      -     Have business and organization vision.

      -     Act in a preventive way and prepare contingency plans.

      - Develop strategies that may be productive from a business perspective.

      -     Anticipate short and long term events.

8. INNOVATION/CREATIVITY:

      -     Provide aggregate value to personal work and organization.

      -     Design creative business solutions.

      -     Spot new possibilities and act accordingly.

      - Go beyond a mere analysis of the problem, implement solutions and generate changes.

      -     Anticipate the needs of customers.

QUALITY POLICY

Exceed the growing expectations of our customers, creating innovative services with an aggregate value within the telecommunications industry in an integral and reliable manner, with a personalized and efficient attention. Maintain high quality standards for infrastructure, processes and controls through the best team of professionals.

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